Exhibit 99.1

Royal Gold Provides Update on Q2 2025 Stream Segment Sales and Details for Release of Q2 2025 Results
DENVER, COLORADO. July 8, 2025: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, sold approximately 40,600 gold equivalent ounces (GEOs)1 comprised of approximately 32,200 ounces of gold, 578,700 ounces of silver and 1,100 tonnes of copper related to its streaming agreements during the three-month period ended June 30, 2025 (the “second quarter”). RGLD Gold AG had approximately 12,700 ounces of gold and 341,000 ounces of silver in inventory at June 30, 2025.
RGLD Gold AG’s average realized gold, silver and copper prices for the second quarter were $3,248 per ounce, $32.91 per ounce and $9,210 per tonne ($4.18 per pound), respectively.  Cost of sales was approximately $596 per GEO for the second quarter.  Cost of sales is specific to the Company’s streaming agreements and is the result of RGLD Gold AG’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Details for Q2 2025 Results Release

Royal Gold’s results for the quarter ended June 30, 2025, will be released after the market closes on Wednesday, August 6, 2025, followed by a conference call on Thursday, August 7, 2025, at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

Second Quarter 2025 Call Information:

Dial-In	833-470-1428 (U.S.); toll free
Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
Access Code:	217911

Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Corporate Profile
Royal Gold is a high margin, mid-capitalization company that generates strong cash flows from a large and well-diversified portfolio of precious metal streams, royalties and similar production-based interests located in mining-friendly jurisdictions. Royal Gold shares trade under the symbol “RGLD” and provide growth, value and income investors with exposure to the metals and mining industry. The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Senior Vice President, Investor Relations and Business Development
(303) 573-1660

1 GEOs are calculated as Royal Gold’s revenue divided by the average London PM gold fixing price for the quarter ended June 30, 2025, of $3,280 per ounce.
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